As filed with the Securities and Exchange Commission on February 27, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

HARMONIC INC.
(Exact name of registrant as specified in its charter)

DELAWARE	77-0201147
(State of incorporation)	(I.R.S. Employer
Identification Number)
549 Baltic Way
Sunnyvale, California 94089
(Address of principal executive offices)

ENTONE TECHNOLOGIES, INC. 2003 STOCK PLAN

(Full title of the plan)

Robin N. Dickson
Chief Financial Officer
Harmonic Inc.
549 Baltic Way
Sunnyvale, California 94089
(Name and address of agent for service)
(408) 542-2500
(Telephone number, including area code, of agent for service)

Copy to:
Robert G. Day, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered(2)	Per Share(3)	Offering Price(4)	Fee
Harmonic Inc. Common Stock (par value $0.001 per share) issuable under the Entone Technologies, Inc. 2003 Stock Plan, as amended (1)	175,342	$0.49	$85,918	$2.64

(1)	Each share of Common Stock (the “Common Stock”) of Harmonic Inc., a Delaware corporation (the “Registrant”), includes a right to purchase one one-thousandth of a share of the Registrant’s Series A Participating Preferred Stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s Common Stock that become issuable pursuant to the stock options assumed by the Registrant under the Entone Technologies, Inc. 2003 Stock Plan, as amended (the “Entone Plan”) by reason of any shares being offered or issued to prevent dilution resulting from any stock splits, stock dividends or other similar transactions.

(3)	Estimated in accordance with 457(h) solely for the purpose of calculating the registration fee. Such number of shares of the Registrant’s Common Stock (the “Shares”) represents the aggregate number of Shares subject to outstanding options pursuant to the Entone Plan, which outstanding options were assumed by Registrant in connection with the merger of Edinburgh Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Registrant (“Edinburgh”), with and into Entone Technologies, Inc., a Delware corporation (“Entone”), effective as of December 8, 2006 (the “Merger”). The number of Shares subject to outstanding options under the Entone Plan as of the closing of the Merger and registered hereunder and the applicable exercise price have been calculated pursuant to the exchange ratio set forth in the Agreement and Plan of Merger, dated as of August 21, 2006, and amended as of November 29, 2006, by and among the Registrant, Edinburgh, Entone, Entone, Inc., a Delaware corporation and a wholly-owned subsidiary of Entone, Entone Technologies (HK) Limited, a company organized under the laws of Hong Kong and an indirect wholly-owned subsidiary of Entone, Jim Jones, as stockholders’ representative, and U.S. Bank, National Association, as escrow agent. The Shares registered hereby consist of outstanding options to purchase up to 175,342 Shares under the Entone Plan, with a weighted average exercise price of $0.49.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share is based on the weighted-average per share exercise price (rounded to the nearest cent) of the stock options assumed by the Registrant under the Entone Plan.

PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interest of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.2

HARMONIC INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by Harmonic Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) are hereby incorporated by reference in this registration statement on Form S-8 (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):
A.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 14, 2006;

B.	The Registrant’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2005, filed with the SEC on April 26, 2006;

C.	The Registrant’s Current Report on Form 8-K, filed with the SEC on January 12, 2006;

D.	The Registrant’s Current Report on Form 8-K, filed with the SEC on April 11, 2006;

E.	The Registrant’s Current Report on Form 8-K, filed with the SEC on May 8, 2006;

F.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 10, 2006;

G.	The Registrant’s Current Report on Form 8-K, filed with the SEC on May 11, 2006;

H.	The Registrant’s Definitive Proxy Statement on Form 14A, filed with the SEC on May 24, 2006;

I.	The Registrant’s Current Report on Form 8-K, filed with the SEC on May 31, 2006;

J.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 9, 2006;

K.	The Registrant’s Current Report on Form 8-K, filed with the SEC on August 25, 2006;

L.	The Registrant’s Current Report on Form 8-K, filed with the SEC on November 7, 2006;

M.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2006, filed with the SEC on November 8, 2006;

N.	The Registrant’s Current Report on Form 8-K, filed with the SEC on December 4, 2006;

O.	The Registrant’s Current Report on Form 8-K, filed with the SEC on December 13, 2006;

P.	The Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2006;

Q.	The Registrant’s Current Report on Form 8-K, filed with the SEC on February 5, 2007; and

R.	The Registrant’s Current Report on Form 8-K/A, filed with the SEC on February 22, 2007.

In addition, the Registrant hereby incorporates by reference into this registration statement on Form S-8 (the “Registration Statement”) the description of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), contained in the Registrant’s registration statement on Form 8-A, dated April 6, 1995, as filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interest of Named Experts and Counsel.
     The validity of the issuance of the shares of the Registrant’s Common Stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”). Certain members and employees of WSGR beneficially own shares of the Registrant’s Common Stock. Jeffrey D. Saper, a member of WSGR, owns 6,484 shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.
     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (1) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (4) for any transaction from which a director derived an improper personal benefit.
     Reference is also made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise. The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorneys’ fees, which the officer or director actually and reasonably incurred.
     The Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated Bylaws of the Registrant provide for the indemnification of officers and directors to the fullest extent permitted by applicable law.

     In addition, the Registrant has entered into agreements with its officers and directors that provide for their indemnification with respect to certain matters, in addition to indemnification provided for in its Amended and Restated Bylaws. These agreements, among other things, indemnify the Registrant’s officers and directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as an officer or director of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant also maintains an insurance policy insuring the Registrant’s officers and directors against liability for certain acts and omissions while acting in their official capacities.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

Exhibit
Number	Description
4.1	Entone Technologies, Inc. 2003 Stock Plan

4.2	First Amendment to Entone Technologies, Inc. 2003 Stock Plan

4.3	Entone Technologies, Inc. 2003 Stock Plan Form of Stock Purchase Agreement

4.4	Entone Technologies, Inc. 2003 Stock Plan Form of Stock Option Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Deloitte & Touche LLP, Independent Auditors

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)
Item 9. Undertakings.
A.	The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 27, 2007.

HARMONIC INC.
By:	/s/ Robin N. Dickson
Robin N. Dickson
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Harshman and Robin N. Dickson, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Patrick J. Harshman	Chief Executive Officer
(Patrick J. Harshman)	(Principal Executive Officer)	February 27, 2007

/s/ Robin N. Dickson	Chief Financial Officer (Principal Financial and
(Robin N. Dickson)	Accounting Officer)	February 27, 2007

/s/ Anthony J. Ley
(Anthony J. Ley)	Chairman of the Board	February 27, 2007

/s/ Floyd Kvamme
(E. Floyd Kvamme)	Director	February 27, 2007

/s/ William Reddersen
(William Reddersen)	Director	February 27, 2007

/s/ Lewis Solomon
(Lewis Solomon)	Director	February 27, 2007

/s/ Michel L. Vaillaud
(Michel L. Vaillaud)	Director	February 27, 2007

/s/ David Van Valkenburg
(David Van Valkenburg)	Director	February 27, 2007

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Entone Technologies, Inc. 2003 Stock Plan

4.2	First Amendment to Entone Technologies, Inc. 2003 Stock Plan

4.3	Entone Technologies, Inc. 2003 Stock Plan Form of Stock Purchase Agreement

4.4	Entone Technologies, Inc. 2003 Stock Plan Form of Stock Option Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Deloitte & Touche LLP, Independent Auditors

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)